Immediate Release

Safeway Announces Preparations for Blackhawk IPO

PLEASANTON, Calif. – September 5, 2012 – Safeway Inc. (NYSE: SWY) today announced that it plans to file a registration statement in the United States for a potential initial public offering (IPO) of a minority ownership stake in Blackhawk Network Holdings, Inc. Depending on market conditions, the company anticipates executing a transaction in the first half of 2013.

This press release does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities, which will be made only by prospectus.

About Blackhawk Network
Blackhawk Network Holdings, Inc., a subsidiary of Safeway Inc., operates Blackhawk Network, Inc., a leading prepaid payments network for consumers and businesses. The company offers the industry's most popular prepaid gift cards and payment services from leading brands through a network of leading grocery stores, big box, convenience, pharmacy, specialty stores and Internet retailers including GiftCardMall.com. Blackhawk operates a proprietary network that connects to over 500 content providers and over 70,000 active retail distribution locations globally.

About Safeway Inc.
Safeway Inc. is a Fortune 100 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,666 stores in the United States and western Canada and had annual sales of $43.6 billion in 2011.

CONTACTS:
Media: Teena Massingill, 925-467-3810, Teena.Massingill@Safeway.com
Investors: Christiane Pelz, 925-467-3832, Christiane.Pelz@Safeway.com

DISCLOSURE NOTICE: The information contained in this release is as of September 5, 2012. Safeway assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.
This release contains forward-looking information that involves substantial risks and uncertainties about the intention to file a registration statement with the U.S. Securities and Exchange Commission for an initial public offering of a minority ownership stake in Safeway’s Blackhawk subsidiary, including the anticipated timing of such a transaction. Such risks and uncertainties include, among other things, the possibility that the initial public offering will not be consummated within the anticipated time period or at all, including as the result of regulatory, market or other factors; risks relating to Blackhawk as a standalone business as the result of the variables and uncertainties inherent in business, financial and operating performance, including, among other things, competitive developments and general economic, political, business, industry, regulatory and market conditions; and the potential for disruption to Blackhawk’s business as the result of the initial public offering.
A further description of risks and uncertainties can be found in Safeway’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011,as amended, and in its reports on Form 10-Q and Form 8-K.

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